Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2006 (January 10, 2007 as to Note 13 and February 13, 2007 as to Note 10), relating to the consolidated financial statements of Super Micro Computer, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to related party transactions discussed in Note 7) included in the Super Micro Computer, Inc. prospectus dated March 29, 2007 filed pursuant to Rule 424(b) under the Securities Act of 1933.

/s/ Deloitte & Touche LLP

San Jose, California

April 26, 2007